Exhibit (i)

                              SEWARD & KISSEL LLP
                                901 K Street, NW
                                   Suite 800
                              Washington, DC 20001

                           Telephone: (202) 737-8833
                           Facsimile: (202) 737-5184



                                                    September 28, 2018



AB Municipal Income Fund, Inc.
1345 Avenue of the Americas
New York, New York 10105

Ladies and Gentlemen:

      We have acted as counsel for AB Municipal Income Fund, Inc., a Maryland corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an indefinite amount of shares of (i) Class A Common Stock, Class B Common Stock, Class C Common Stock, Class Z Common Stock and Advisor Class Common Stock of the Company's AB California Portfolio, AB National Portfolio and AB New York Portfolio and (ii) Class A Common Stock, Class C Common Stock, Class Z Common Stock and Advisor Class Common Stock of the Company's AB High Income Municipal Portfolio (such Portfolio together with AB California Portfolio, AB National Portfolio, and AB New York Portfolio, the "Portfolios"), par value $.001 per share (each, a "Class," and collectively, the "Shares"). The Company is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

      As counsel for the Company, we have participated in the preparation of the Post-Effective Amendment to the Company's Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the "Commission") to become effective on September 28, 2018, pursuant to paragraph (b) of Rule 485 under the Securities Act (as so amended, the "Registration Statement") in which this letter is included as Exhibit (i). We have examined the Charter and By-laws of the Company and applicable amendments and supplements thereto and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

      Based on such examination, we are of the opinion that the Shares to be offered for sale pursuant to the Registration Statement are, to the extent of the number of Shares of the relevant Classes of the Portfolios authorized to be issued by the Company in its Charter, duly authorized, and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and nonassessable under the laws of the State of Maryland.

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AB Municipal Income Fund, Inc.
September 28, 2018
Page 2

      We do not express an opinion with respect to any laws other than laws of Maryland applicable to the due authorization, valid issuance and non-assessability of shares of common stock of corporations formed pursuant to the provisions of the Maryland General Corporation Law. Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Maryland or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "General Information-Counsel" in the Part B thereof.


                                              Very truly yours,

                                              /s/ Seward & Kissel LLP